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                                                                     EXHIBIT 8.1




                                             April 14, 1999




Litchfield Financial Corporation
430 Main Street
Williamstown, MA 01267

Litchfield Capital Trust I
430 Main Street
Williamstown, MA  01267


         Re:  Tax Opinion
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Ladies and Gentlemen:

         We have acted as counsel to Litchfield Financial Corporation, a Massachusetts corporation ("Litchfield"), and Litchfield Capital Trust I and Litchfield Capital Trust II, each of which is a Delaware statutory business trust (collectively, the "Trusts"), relating to the registration of (i) $100,000,000 aggregate principal amount of Junior Subordinated Debentures of Litchfield and (ii) $100,000,000 aggregate liquidation amount of preferred securities of the Trusts. In that connection, reference is made to the registration statement under the Securities Act of 1933, as amended, of Litchfield and the Trusts on Form S-3 (Registration Nos. 333- __________, 333-__________01 and 333-__________-02) filed with the Securities and Exchange Commission (the "Commission") on April __, 1999 (the "Prospectus"), and a prospectus supplement dated April __, 1999, (the "Prospectus Supplement") describing the __________% Series A Trust Preferred Securities, of Litchfield Capital Trust I (the "Preferred Securities") and the __________% Series A Junior Subordinated Debentures due 2019 of Litchfield (the "Junior Subordinated Debentures"). Capitalized terms not otherwise defined herein shall have the meaning specified in the Prospectus and the Prospectus Supplement.

         As such counsel, we have examined, among other things, originals or copies identified to our satisfaction as being true copies of the originals of the following documents:




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         (a)      the Prospectus; and
         (b)      the Prospectus Supplement.

In addition, we have assumed that the Junior Subordinated Debentures and the Preferred Securities will be issued in accordance with the operative documents described in the Prospectus and the Prospectus Supplement.

         Based on the assumptions set forth under the heading "Certain Federal Income Tax Consequences" in the Prospectus Supplement we are of the opinion that statements of legal conclusion set forth under such heading reflect the material federal income tax consequences of the ownership and disposition of the Preferred Securities. This opinion represents only our best judgment as to such consequences and is not binding on the Internal Revenue Service or any court of law, tribunal, administrative agency or other governmental body. The conclusions are based on the Internal Revenue Code of 1986, as amended, final and temporary Treasury Regulations promulgated thereunder, published administrative positions of the Internal Revenue Service, and reported judicial decisions, all as existing on the date hereof. No assurance can be given that future legislative, administrative or judicial changes or interpretations, on either a prospective or retroactive basis, would not adversely affect the accuracy of such statements of legal conclusion in the Prospectus Supplement. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         Our opinion is limited to tax matters specifically covered hereby and may be relied upon only with respect to such matters. This opinion letter shall not be construed as or deemed to be a guaranty or insuring agreement.

         This opinion is intended for the benefit of Litchfield, the Trusts, and the holders of the Preferred Securities and may not be relied upon or utilized for any other purpose or by any other person and may not be made available to any other person without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this Firm in the section captioned "Certain Federal Income Tax Consequences" in the Prospectus Supplement. In giving this consent, we do not thereby admit that we come within the category of a person whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.




                                             Very truly yours,

                                             /s/ Hutchins, Wheeler & Dittmar

                                             HUTCHINS, WHEELER & DITTMAR
                                             A Professional Corporation